STATE OF DELAWARE
                    CERTIFICATE OF OWNERSHIP
                           AND MERGER


              CERTIFICATE OF OWNERSHIP AND MERGER
                            MERGING
             LITTLE CREEK, INC., a Utah corporation
                              INTO
           LITTLE CREEK, INC., a Delaware corporation


     LITTLE CREEK, INC., a corporation organized and existing under the laws of the State of Utah ("Little Creek - Utah")

     DOES HEREBY CERTIFY:

      FIRST:   That it was organized pursuant to the provisions of
the Utah Revised Business Corporation Act on the 30th day of September, 1980.

      SECOND: That it owns 100% of the outstanding shares of the capital stock of Little Creek, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 30th day of October, 2002 ("Little Creek - Delaware").

      THIRD:   That its Board of Directors by  unanimous written
consent effective the 30th day of October, 2002, determined to merge the corporation into said Little Creek - Delaware, and persons owning a majority of the outstanding voting securities of Little Creek - Utah, at a special meeting of its stockholders held on October 28, 2002, did adopt the following resolutions:

          RESOLVED, that the Company merge with and into Little Creek - Delaware, with Little Creek - Delaware being the surviving corporation, pursuant to the following Plan of Merger;

                         Plan of Merger

      1. Little Creek - Utah and Little Creek - Delaware shall, pursuant to the provisions of the Utah Revised Business Corporation Act and the provisions of the General Corporation Law of the State of Delaware, be merged with and into a single corporation, to-wit: Little Creek, Inc., the Delaware corporation, which shall be the surviving corporation from and after the effective time of the merger, and which is sometimes hereinafter referred to as the "Surviving Corporation," and which shall continue to exist as the surviving corporation under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware. The separate existence of Little Creek - Utah, which is sometimes hereinafter referred to as the "Terminating Corporation," shall cease at the effective time in accordance with the provisions of the Utah Revised Business Corporation Act.

      2. Annexed hereto and made a part hereof is a copy of the Certificate of Incorporation of the Surviving Corporation as the same shall be in force and effect at the effective time in the State of Delaware of the merger herein provided; and the Certificate of Incorporation shall continue to be the Certificate of Incorporation of the Surviving Corporation until further amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

      3. The present Bylaws of the Surviving Corporation will be the Bylaws of the Surviving Corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

      4. The directors and officers in office of the Surviving Corporation at the effective time of the merger shall be the members of the first Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

      5. Each issued share of the Terminating Corporation shall, at the effective time of the merger, be converted into one share of the Surviving Corporation. The issued shares of the Surviving Corporation shall not be converted or exchanged in any manner, but each share which is issued as of the effective date of the merger shall continue to represent one issued share of the Surviving Corporation.

      6. In the event that this Plan of Merger shall have been fully approved and adopted on behalf of the Terminating Corporation in accordance with the provisions of the Utah Business Corporation Act and on behalf of the Surviving Corporation in accordance with the provisions of the General Corporation Law of the State of Delaware, the corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Utah and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Utah and the State of Delaware and elsewhere to effectuate the merger herein provided.

      7. The Board of Directors and the proper officers of the Terminating Corporation and of the Surviving Corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan and Agreement of Merger or of the merger herein provided for.

      8. The effective time of this Plan and Agreement of Merger, and the time at which the merger herein agreed upon shall become effective in the State of Delaware, shall be on the date of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

     9. Notwithstanding the full approval and adoption of this Plan of Merger, the Plan of Merger may be terminated at any time prior to the filing thereof with the Secretary of State of the State of Delaware or at any time prior to the filing of any requisite merger documents with the Department of Commerce, Corporations Division, of the State of Utah in the event that persons owning a majority of the outstanding voting securities of the Company do not adopt, ratify and approve the Plan of Merger at the special meeting of stockholders set for October 28, 2002, or any adjournment thereof;

      FOURTH: That this merger has been approved by the holders of a majority of the outstanding shares of stock of this corporation at a meeting held October 28, 2002, with 895,618 of the 1,631,483 outstanding shares voting in favor of the resolutions, none voting against and none abstaining.

     IN WITNESS WHEREOF, said Little Creek, Inc., a Utah corporation, has caused this Certificate to be signed by Travis T. Jenson, an authorized officer, this 30th day of October, 2002.


                                      By: /s/ Travis T. Jenson
                                       ---------------------------------
                                      Travis T. Jenson
                                       President